EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bausch Health Companies Inc. of our report dated February 23, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 22 in the consolidated financial statements, as to which the date is May 10, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bausch Health Companies Inc.’s Current Report on Form 8-K dated May 10, 2022.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

August 9, 2022